UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

I-MAB

(Name of Issuer)

Ordinary Shares, par value US$0.0001**

American Depositary Shares

(Title of Class of Securities)

44975P103**

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐        Rule 13d-1(b)

☐        Rule 13d-1(c)

☒       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

** There is no CUSIP number assigned to the Ordinary Shares. CUSIP number 44975P103 has been assigned to the ADSs of the Issuer, which are quoted on the Nasdaq Global Market under the symbol “IMAB.” Each 10 ADSs represents 23 Ordinary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44975P103	SCHEDULE 13G	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSONS IBC Investment Seven Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,641,554 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,641,554 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,641,554 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9% (2)
12	TYPE OF REPORTING PERSON CO

(1) Represents 3,641,554 ordinary shares (including 3,641,544 ordinary shares represented by 1,583,280 American Depositary Shares (“ADSs”), each ten (10) ADSs representing twenty-three (23) ordinary shares) held by IBC Investment Seven Limited.

(2) Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS CBC SPVII LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong SAR
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,574,560 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,574,560 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,574,560 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9% (2)
12	TYPE OF REPORTING PERSON CO

(1) Represents 5,574,560 ordinary shares (including 5,574,556 ordinary shares represented by 2,423,720 ADSs) held by CBC SPVII LIMITED.

(2)  Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS CBC Investment I-Mab Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,784,164 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,784,164 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,784,164 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2% (2)
12	TYPE OF REPORTING PERSON CO

(1) Represents 11,784,164 ordinary shares (including 11,784,142 ordinary shares represented by 5,123,540 ADSs) held by CBC Investment I-Mab Limited.

(2) Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS C-Bridge II Investment Ten Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,369,546 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,369,546 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,369,546 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (2)
12	TYPE OF REPORTING PERSON CO

(1) Represents 2,369,546 ordinary shares (including 2,369,529 ordinary shares represented by 1,030,230 ADSs) held by C-Bridge II Investment Ten Limited.

(2) Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS Everest Medicines Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,078,571
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,078,571
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,078,571
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.2% (1)
12	TYPE OF REPORTING PERSON CO

(1) Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS C-Bridge Healthcare Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,153,710 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,153,710 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,153,710 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.4% (2)
12	TYPE OF REPORTING PERSON PN

(1) Represents 11,784,164 ordinary shares (including 11,784,142 ordinary shares represented by 5,123,540 ADSs) held by CBC Investment I-Mab Limited and 2,369,546 ordinary shares (including 2,369,529 ordinary shares represented by 1,030,230 ADSs) held by C-Bridge II Investment Ten Limited.

(2) Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS C-Bridge Healthcare Fund GP II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,153,710 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,153,710 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,153,710 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.4% (2)
12	TYPE OF REPORTING PERSON PN

(1) Represents 11,784,164 ordinary shares (including 11,784,142 ordinary shares represented by 5,123,540 ADSs) held by CBC Investment I-Mab Limited and 2,369,546 ordinary shares (including 2,369,529 ordinary shares represented by 1,030,230 ADSs) held by C-Bridge II Investment Ten Limited.

(2) Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS C-Bridge Capital GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 23,369,824 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 23,369,824 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,369,824 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.2% (2)
12	TYPE OF REPORTING PERSON CO

(1) Represents 11,784,164 ordinary shares (including 11,784,142 ordinary shares represented by 5,123,540 ADSs) held by CBC Investment I-Mab Limited, 2,369,546 ordinary shares (including 2,369,529 ordinary shares represented by 1,030,230 ADSs) held by C-Bridge II Investment Ten Limited, 3,641,554 ordinary shares (including 3,641,544 represented by 1,583,280 ADSs) held by IBC Investment Seven Limited and 5,574,560 ordinary shares (including 5,574,556 ordinary shares represented by 2,423,720 ADSs) held by CBC SPVII LIMITED.

(2) Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 10 of 16 Pages

1	NAMES OF REPORTING PERSONS I-Bridge Healthcare Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,216,114 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,216,114 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,216,114 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.8% (2)
12	TYPE OF REPORTING PERSON PN

(1) Represents 3,641,554 ordinary shares (including 3,641,544 represented by 1,583,280 ADSs) held by IBC Investment Seven Limited and 5,574,560 ordinary shares (including 5,574,556 ordinary shares represented by 2,423,720 ADSs) held by CBC SPVII LIMITED.

(2)  Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 11 of 16 Pages

1	NAMES OF REPORTING PERSONS I-Bridge Healthcare GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,216,114 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,216,114 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,216,114 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.8% (2)
12	TYPE OF REPORTING PERSON PN

(1) Represents 3,641,554 ordinary shares (including 3,641,544 represented by 1,583,280 ADSs) held by IBC Investment Seven Limited and 5,574,560 ordinary shares (including 5,574,556 ordinary shares represented by 2,423,720 ADSs) held by CBC SPVII LIMITED.

(2) Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 12 of 16 Pages

1	NAMES OF REPORTING PERSONS I-Bridge Capital GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,216,114 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,216,114 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,216,114 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.8%(2)
12	TYPE OF REPORTING PERSON CO

(1) Represents 3,641,554 ordinary shares (including 3,641,544 represented by 1,583,280 ADSs) held by IBC Investment Seven Limited and 5,574,560 ordinary shares (including 5,574,556 ordinary shares represented by 2,423,720 ADSs) held by CBC SPVII LIMITED.

(2) Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 13 of 16 Pages

1	NAMES OF REPORTING PERSONS Wei Fu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Singapore
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 29,448,395 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 29,448,395 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,448,395 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.4%(2)
12	TYPE OF REPORTING PERSON IN

(1) Represents 29,448,395 ordinary shares (including 23,369,771 ordinary shares represented by 10,160,770 ADSs) held by other reporting persons

(2) Based on 190,879,919 ordinary shares outstanding as of December 31, 2022 (excluding 2,961,319 ordinary shares issued to the depositary bank of the Issuer for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the share incentive plans of the Issuer).

CUSIP No. 44975P103	SCHEDULE 13G	Page 14 of 16 Pages

Item 1(a)	Name of Issuer:

I-MAB (the “Issuer”)

Item 1(b)	Address of Issuer’s Principal Executive Offices:

55th – 56th Floor, New Bund Center

555 West Haiyang Road, Pudong District

Shanghai, 200124

People’s Republic of China

Item 2(a)	Name of Persons Filing:

This Amendment No.2 to the Schedule 13G is filed by and on behalf of:

1.	IBC Investment Seven Limited

2.	CBC SPVII LIMITED

3.	CBC Investment I-Mab Limited

4.	C-Bridge II Investment Ten Limited

5.	Everest Medicines Limited

6.	C-Bridge Healthcare Fund II, L.P.

7.	C-Bridge Healthcare Fund GP II, L.P.

8.	C-Bridge Capital GP, Ltd.

9.	I-Bridge Healthcare Fund, L.P.

10.	I-Bridge Healthcare GP, L.P.

11.	I-Bridge Capital GP, Ltd.

12.	Wei Fu

This statement on Schedule 13G relates to securities directly held by IBC Investment Seven Limited, CBC SPVII LIMITED, CBC Investment I-Mab Limited, C-Bridge II Investment Ten Limited and Everest Medicines Limited.

CBC Investment I-Mab Limited and C-Bridge II Investment Ten Limited are controlled by C-Bridge Healthcare Fund II, L.P., whose general partner is C-Bridge Healthcare Fund GP II, L.P., and its general partner is C-Bridge Capital GP, Ltd.

CBC SPVII Limited and IBC Investment Seven Limited are controlled by I-Bridge Healthcare Fund, L.P., whose general partner is I-Bridge Healthcare GP, L.P., and its general partner is I-Bridge Capital GP, Ltd., which is indirectly controlled by C-Bridge Capital GP, Ltd.

Mr. Wei Fu is the sole director of C-Bridge Capital GP, Ltd.

Everest Medicines Limited is a public company listed on the Hong Kong Stock Exchange and controlled by funds which are under common control of the C-Bridge group, which, in turn, is controlled by Mr. Wei Fu.

C-Bridge Healthcare Fund II, L.P., C-Bridge Healthcare Fund GP II, L.P., C-Bridge Capital GP, Ltd., I-Bridge Healthcare Fund, L.P., I-Bridge Healthcare GP, L.P., I-Bridge Capital GP, Ltd., and Mr. Wei Fu may be deemed to beneficially own the securities of the Issuer owned by the entities which they control.

CUSIP No. 44975P103	SCHEDULE 13G	Page 15 of 16 Pages

Item 2(b)	Address of Principal Business Office or, If None, Residence

The business address of each reporting person is Suite 3306-3307, Two Exchange Square, 8 Connaught Place, Central, Hong Kong.

Item 2(c)	Citizenship

1.	IBC Investment Seven Limited: Hong Kong SAR

2.	CBC SPVII LIMITED: Hong Kong SAR

3.	CBC Investment I-Mab Limited: British Virgin Islands

4.	C-Bridge II Investment Ten Limited: British Virgin Islands

5.	Everest Medicines Limited: Cayman Islands

6.	C-Bridge Healthcare Fund II, L.P.: Cayman Islands

7.	C-Bridge Healthcare Fund GP II, L.P.: Cayman Islands

8.	C-Bridge Capital GP, Ltd.: Cayman Islands

9.	I-Bridge Healthcare Fund, L.P.: Cayman Islands

10.	I-Bridge Healthcare GP, L.P.: Cayman Islands

11.	I-Bridge Capital GP, Ltd.: Cayman Islands

12.	Wei Fu: Singapore

Item 2(d)	Title of Class of Securities:

Ordinary Shares, par value US$0.0001

Item 2(e)	CUSIP Number:

44975P103

Item 3.	Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c):

Not applicable.

Item 4.	Ownership

The information for each reporting person contained in rows 5-11 of the cover pages and Item 2(a) is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

CUSIP No. 44975P103	SCHEDULE 13G	Page 16 of 16 Pages

Item 7.	Identification and Classification of Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

The members of this group are set forth as reporting persons on this Schedule 13G.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 15, 2023

IBC Investment Seven Limited

By:	/s/ Wei Fu
Name:	Wei FU
Title:	Director

CBC SPVII LIMITED

By:	/s/ Wei Fu
Name:	Wei FU
Title:	Director

CBC Investment I-Mab Limited

By:	/s/ Wei Fu
Name:	Wei FU
Title:	Director

C-Bridge II Investment Ten Limited

By:	/s/ Wei Fu
Name:	Wei FU
Title:	Director

Everest Medicines Limited

By:	/s/ Xiaofan Zhang
Name:	Xiaofan ZHANG
Title:	Director

C-Bridge Healthcare Fund II, L.P.

By:	/s/ Wei Fu
Name:	Wei FU
Title:	Authorized Representative

C-Bridge Healthcare Fund GP II, L.P.

By:	/s/ Wei Fu
Name:	Wei FU
Title:	Authorized Representative

C-Bridge Capital GP, Ltd.

By:	/s/ Wei Fu
Name:	Wei FU
Title:	Director

I-Bridge Healthcare Fund, L.P.

By:	/s/ Wei Fu
Name:	Wei FU
Title:	Authorized Representative

I-Bridge Healthcare GP, L.P.

By:	/s/ Wei Fu
Name:	Wei FU
Title:	Authorized Representative

I-Bridge Capital GP, Ltd.

By:	/s/ Wei Fu
Name:	Wei FU
Title:	Director

Wei FU

By:	/s/ Wei Fu